Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form F-1 of OneConnect Financial Technology Co., Ltd. filed pursuant to Rule 462(b) of the Securities Act of 1933 of our report dated July 15, 2019 (except for Note 2.25 to the consolidated financial statements, as to which the date is October 30, 2019) relating to the financial statements of OneConnect Financial Technology Co., Ltd., which appears in the Registration Statement on Form F-1 (No. 333-234666). We also consent to the reference to us under the heading “Experts” in the Registration Statement on Form F-1 (No. 333-234666).

/s/ PricewaterhouseCoopers Zhong Tian LLP

PricewaterhouseCoopers Zhong Tian LLP

Shenzhen, the People’s Republic of China
December 12, 2019